Exhibit 99.1

IAC REPORTS Q2 RESULTS

NEW YORK—August 1, 2006—IAC/InterActiveCorp (Nasdaq: IACI) reported Q2 2006 results today.

SUMMARY RESULTS

$ in millions (except per share amounts)

	Q2 2006	Q2 2005	Growth
Revenue	$1,612.3	$1,371.8	18%

Operating Income Before Amortization	$165.1	$123.4	34%
Adjusted Net Income	$108.0	$96.6	12%
Adjusted EPS	$0.32	$0.28	16%

Operating Income	$81.2	$65.6	24%
Net Income	$53.8	$618.1	-91%
GAAP Diluted EPS	$0.17	$1.77	-91%

See reconciliation of GAAP to non-GAAP measures beginning on page 13.

IAC Overall

•                  Reported solid growth in revenue, Operating Income Before Amortization and Adjusted EPS for the second quarter of 2006.

•                  Generated $252.7 million in Free Cash Flow, and $371.4 million in net cash provided by operating activities, during the first six months of 2006.

•                  Repurchased 19.5 million shares of common stock at an average price of $25.84 between April 29 and July 28, 2006. Year-to-date through July 28, 2006, IAC repurchased 27.1 million shares at an average price of $26.80.

•                  Prior year net income included a $322.1 million after-tax gain on the sale of the company’s interests in VUE. Prior year net income also benefited from a $79.6 million after-tax gain on the sale of Euvia, the results of Expedia, and a $62.8 million tax benefit associated with the write-off of the company’s investment in TVTS, all of which were included in discontinued operations. Prior year Adjusted Net Income and net income benefited from interest income related to the company’s interests in VUE.

Sector Highlights

•                  Retailing results reflect higher revenue from catalogs, partially offset by slightly lower revenue at HSN. Strong online performance, including a modest contribution from Shoebuy.com (acquired in February 2006), contributed to overall revenue growth.

•                  Services results benefited from continued worldwide strength at Ticketing and top line growth at Lending. Higher marketing and operating expenses amid a declining mortgage market adversely impacted Lending’s profits.

•                  Media & Advertising results include IAC Search & Media, which increased revenue by 21% as compared to its prior year period. Citysearch delivered strong revenue growth and increased user traffic.

•                  Membership & Subscriptions results benefited from worldwide growth in subscribers and higher margins at Personals, as well as increased revenue and profits at Vacations.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

SECTOR RESULTS

Sector results for the quarter were as follows ($ in millions):

	Q2 2006	Q2 2005	Growth
REVENUE
Retailing	$774.9	$761.6	2%
Services	533.2	445.7	20%
Media & Advertising	131.3	11.5	1041%
Membership & Subscriptions	171.1	161.3	6%
Emerging Businesses	6.4	2.8	131%
Other	(4.6)	(11.1)	59%
Total	$1,612.3	$1,371.8	18%

OPERATING INCOME BEFORE AMORTIZATION
Retailing	$57.9	$58.7	-1%
Services	96.1	83.7	15%
Media & Advertising	10.7	1.9	468%
Membership & Subscriptions	29.5	23.6	25%
Emerging Businesses	(6.6)	(4.4)	-48%
Corporate and other	(22.6)	(40.1)	44%
Total	$165.1	$123.4	34%

OPERATING INCOME (LOSS)
Retailing	$47.0	$42.9	9%
Services	80.9	66.6	21%
Media & Advertising	(11.3)	1.8	NM
Membership & Subscriptions	21.3	14.7	44%
Emerging Businesses	(6.8)	(4.7)	-44%
Corporate and other	(49.8)	(55.8)	11%
Total	$81.2	$65.6	24%

Please see discussion of financial and operating results beginning on page 3 (including discussion on corporate and other expense on page 7) and reconciliations to the comparable GAAP measures and further segment detail beginning on page 13.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

RETAILING

	Q2 2006	Q2 2005	Growth
	$ in millions
Revenue
U.S.	$696.2	$667.1	4%
International	78.7	94.5	-17%
	$774.9	$761.6	2%
Operating Income Before Amortization
U.S.	$60.5	$59.0	3%
International	(2.6)	(0.3)	-879%
	$57.9	$58.7	-1%
Operating Income (Loss)
U.S.	$49.9	$43.5	15%
International	(2.9)	(0.6)	-395%
	$47.0	$42.9	9%

Retailing results reflect higher revenue from catalogs, partially offset by slightly lower revenue at HSN.  Strong online performance, including a modest contribution from Shoebuy.com (acquired in February 2006), contributed to overall revenue growth.

The decline in HSN sales was primarily due to disappointing performance in the Home Hard Goods and Health & Beauty categories, higher return rates in several product categories, as well as product mix shifts into categories with generally higher average return rates, on slightly lower unit volume. These declines were partially offset by a higher average price point. Catalogs revenue growth benefited primarily from higher circulation and average price point, partially offset by slightly higher return rates.

U.S. Operating Income Before Amortization grew slower than revenue primarily due to higher operating costs associated with the increased circulation of catalogs, and higher on-air distribution expenses, partially offset by higher gross margins primarily at the catalogs business. Operating income benefited from lower amortization of intangibles.

International revenue declined and losses increased due to decreased revenue across most product categories and higher return rates. Results were adversely impacted by order processing delays arising from difficulties related to the start up of a new fulfillment center and a decline in cable distribution. Foreign exchange had little impact on results during the period.

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SERVICES

	Q2 2006	Q2 2005	Growth
	$ in millions
Revenue
Ticketing	$295.1	$257.8	14%
Lending	107.9	85.4	26%
Real Estate	15.0	14.9	1%
Teleservices	99.2	77.0	29%
Home Services	16.0	10.6	50%
	$533.2	$445.7	20%
Operating Income Before Amortization
Ticketing	$75.9	$62.7	21%
Lending	14.8	20.9	-29%
Real Estate	(4.6)	(5.9)	22%
Teleservices	5.6	2.4	133%
Home Services	4.4	3.6	21%
	$96.1	$83.7	15%
Operating Income (Loss)
Ticketing	$68.9	$55.3	24%
Lending	9.8	15.6	-37%
Real Estate	(6.8)	(9.4)	27%
Teleservices	5.6	2.4	133%
Home Services	3.5	2.7	27%
	$80.9	$66.6	21%

Services results benefited from continued worldwide strength at Ticketing and top line growth at Lending. Higher marketing and operating expenses amid a declining mortgage market adversely impacted Lending’s profits.

Ticketing revenue was driven by a 7% increase in worldwide ticket sales and 6% higher average revenue per ticket in part due to a strong summer concert season and an increased contribution from sporting events. Domestic revenue increased 12% due to higher ticket volumes, particularly for concert events, and higher average revenue per ticket. International revenue grew by 21% due to higher ticket volumes, primarily from the United Kingdom and Australia. Foreign exchange had little impact on results during the period. Margin growth was attributable to operational leverage resulting from increased revenue and sales distribution efficiencies, partially offset by an increase in domestic ticket royalties.

Lending revenue was driven primarily by higher revenue per loan sold, increased sales of loans into the secondary market, and higher transmit revenue due to both growth in QF volume and higher prices on the exchange. Revenue from refinance, home equity and purchase loans grew strongly, despite the difficult market conditions. Profits were impacted by higher marketing expense as a percentage of revenue versus the prior year period due in part to lower close rates and higher costs associated with the origination of loans sold into the secondary market.

Real Estate revenue grew slightly due to the contribution from a new brokerage business, partially offset by the impact of lower close rates at the broker network. Losses decreased on lower marketing spending, partially offset by costs associated with the launch of the brokerage business and website development.

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SERVICES — continued

Teleservices reported higher revenue due primarily to strong performance under existing contracts as well as new business growth. Profits grew faster than revenue due primarily to a higher mix of off-shore business.

Home Services revenue benefited from increased customer service requests and a greater number of service providers in the network. Profits grew slower than revenue due to higher marketing and other operating expenses.

MEDIA & ADVERTISING

	Q2 2006	Q2 2005	Growth
	$ in millions
Revenue	$131.3	$11.5	1041%
Operating Income Before Amortization	$10.7	$1.9	468%
Operating (Loss) Income	$(11.3)	$1.8	NM

IAC Search & Media increased revenue by 21% as compared to its prior year period due largely to increases in revenue per query across most properties. Network revenue growth outpaced proprietary revenue growth due to an increase in syndicated search results. Proprietary revenue growth was attributable to strength at Ask.com in the U.S. and the Fun Web Products business, partially offset by weakness at Ask.com in the U.K. Profits declined significantly on a comparable basis to the year ago period due to increased marketing expense, higher revenue share payments to third-party traffic sources and higher other operating expenses. Operating loss for the current period was further impacted by higher amortization of non-cash marketing expense and intangibles of $9.5 million and $12.5 million, respectively. Citysearch delivered strong revenue growth and increased user traffic.

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MEMBERSHIP & SUBSCRIPTIONS

	Q2 2006	Q2 2005	Growth
	$ in millions
Revenue
Vacations	$74.1	$67.8	9%
Personals	78.3	61.2	28%
Discounts	19.5	33.1	-41%
Intra-sector Elimination	(0.8)	(0.7)	-10%
	$171.1	$161.3	6%
Operating Income Before Amortization
Vacations	$28.9	$25.8	12%
Personals	17.3	10.4	66%
Discounts	(16.6)	(12.7)	-31%
	$29.5	$23.6	25%
Operating Income (Loss)
Vacations	$22.5	$19.5	16%
Personals	16.6	9.5	74%
Discounts	(17.9)	(14.3)	-25%
	$21.3	$14.7	44%

Membership & Subscriptions results benefited from worldwide growth in subscribers and higher margins at Personals, as well as increased revenue and profits at Vacations.

Vacations revenue and profit growth was driven by a 5% increase in members and 5% growth in confirmations. Profit growth was largely attributable to higher gross margins, driven by 16% growth in confirmations online.

Personals revenue growth benefited from a 15% increase in worldwide paid subscribers and higher pricing. International paid subscribers grew by 16% due to continued expansion in several markets, most notably Scandinavia and the United Kingdom. Profit margins expanded due to lower domestic marketing spending as a percentage of revenue relative to the prior year period partially offset by increased operating costs related to Chemistry.com, which launched nationally during the first quarter.

Discounts revenue declined due to significantly lower sales of its primary spring season product offering. Profits declined due to lower revenue, offset in part by decreased commissions and lower employee costs.

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OTHER ITEMS

Q2 Operating Income Before Amortization was also impacted by a decrease in corporate and other expense to $22.6 million. The prior year period included expenses and intercompany eliminations related to the Expedia spin-off totaling $17.0 million.

Q2 operating income was adversely impacted by higher non-cash compensation expense primarily due to the acquisition of IAC Search & Media. Non-cash compensation expense also increased due to equity grants and modifications during and subsequent to Q2 2005.

Q2 other income comparisons were adversely impacted by IAC’s sale of its interests in VUE in June 2005 which generated a pre-tax gain of $523.5 and an after-tax gain of $322.1 million in Q2 2005. The VUE interests also produced interest income of $24.2 million and equity income of $43.1 million in Q2 2005. The absence of these items in 2006 was partially offset by a $5.1 million gain in Q2 2006 reflecting changes in the fair value of the derivatives that were created in the Expedia spin-off. The derivatives relate to IAC’s obligation to deliver both IAC and Expedia shares upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants.

Q2 net income growth was impacted by the above items, as well as by the decreased contribution of discontinued operations. Discontinued operations in Q2 2005 reflects a $79.6 million after-tax gain on the sale of Euvia, the inclusion of Expedia and a $62.8 million tax benefit associated with the write-off of the Company’s investment in TVTS. During Q2 2006, Quiz TV Limited, which was previously reported in Emerging Businesses, ceased operations and is included in discontinued operations for all periods presented.

The effective tax rates for continuing operations and adjusted net income were 42% and 40% in Q2 2006, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state taxes. In addition, continuing operations was unfavorably impacted by interest on tax contingencies, partially offset by the non-taxable gain associated with changes in the fair value of the derivatives that were created in the Expedia spin-off. The effective tax rates for continuing operations and adjusted net income were 39% and 38% in Q2 2005, respectively. These effective tax rates were higher than the statutory rate of 35% due principally to state taxes and non-deductible transaction costs related to the Expedia spin-off. In addition, continuing operations was unfavorably impacted by non-deductible non-cash compensation expense.

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LIQUIDITY AND CAPITAL RESOURCES

During Q2, IAC repurchased 17.3 million shares at an average price of $26.86. Additionally, during Q2 2006 $11.1 million of Ask Convertible Notes was converted into 0.4 million IAC common shares and 0.4 million Expedia common shares.

As of June 30, 2006, IAC had approximately $2.2 billion in cash, restricted cash and marketable securities, $1.2 billion in debt and, excluding $350.7 million in LendingTree Loans debt that is non-recourse to IAC, $1.3 billion in pro forma net cash and marketable securities.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions).

		Avg.
		Strike /	As of
	Shares	Conversion	7/28/06	Dilution at:

Share Price			$24.21	$25.00	$30.00	$35.00	$40.00

Absolute Shares as of 7/28/06	298.0		298.0	298.0	298.0	298.0	298.0

RSUs and Other	8.7		8.7	8.7	8.6	8.5	8.4
Options	27.7	$20.68	5.9	6.1	7.2	8.0	8.6
Warrants	34.6	$27.88	4.1	4.3	5.5	7.8	10.4
Convertible Notes	1.3	$14.82	1.3	1.3	1.3	1.3	1.3

Total Treasury Method Dilution			19.9	20.4	22.5	25.6	28.7
% Dilution			6.3%	6.4%	7.0%	7.9%	8.8%
Total Treasury Method Diluted Shares Outstanding			317.9	318.4	320.5	323.6	326.7

CONFERENCE CALL

IAC will audiocast its conference call with investors and analysts discussing the company’s Q2 financial results on Tuesday, August 1, 2006, at 11:00 a.m. Eastern Time (ET).  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast is open to the public at www.iac.com/investors.htm.

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OPERATING METRICS

		Q2 2006	Q2 2005	Growth
RETAILING
Retailing - U.S.	(a)
Units shipped (mm)		12.7	12.8	-1%
Gross profit %		39.8%	39.0%
Return rate		18.0%	17.1%
Average price point		$59.97	$57.17	5%
Internet %	(b)	26%	23%
HSN total homes - end of period (mm)		88.9	88.7	0%
Catalogs mailed (mm)		111.2	105.7	5%

SERVICES
Ticketing
Number of tickets sold (mm)		32.8	30.8	7%
Gross value of tickets sold (mm)		$1,991	$1,705	17%

Lending
Transmitted QFs (000s)	(c)	1,062.2	803.8	32%
Closings - units (000s)	(d)	70.9	71.4	-1%
Closings - dollars ($mm)	(d)	$8,370	$8,360	0%

Real Estate
Closings - units (000s)		3.4	4.0	-15%
Closings - dollars ($mm)		$869	$984	-12%

MEDIA & ADVERTISING
IAC Search & Media Revenue by traffic source (pro forma)
Proprietary		63.0%	68.1%
Network		37.0%	31.9%

MEMBERSHIP & SUBSCRIPTIONS
Vacations
Members (000s)		1,822	1,743	5%
Confirmations (000s)		227	216	5%
Share of confirmations online		23%	20%

Personals
Paid Subscribers (000s)		1,296.4	1,127.9	15%

(a)             Retailing — U.S. metrics include HSN and the catalogs business. Cornerstone was acquired in April 2005.

(b)            Internet demand as a percent of total Retailing - U.S. demand excluding Liquidations and Services.

(c)             Customer “Qualification Forms” (QFs) transmitted to at least one exchange lender (including LendingTree Loans) plus QFs transmitted to at least one GetSmart lender.

(d)            Loan closings consist of loans closed by exchange lenders and directly by LendingTree Loans.

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GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Product sales	$799,071	$796,112	$1,595,916	$1,419,062
Service revenue	813,251	575,704	1,563,757	1,085,147
Net revenue	1,612,322	1,371,816	3,159,673	2,504,209
Cost of sales-product sales	483,640	487,024	972,704	869,859
Cost of sales-service revenue	372,603	283,408	705,357	533,382
Gross profit	756,079	601,384	1,481,612	1,100,968

Selling and marketing expense	334,606	251,491	656,048	432,329
General and administrative expense	207,246	183,632	398,412	344,141
Other operating expense	35,231	24,880	70,346	49,802
Amortization of non-cash marketing expense	9,532	—	17,996	—
Amortization of intangibles	45,662	41,045	97,701	83,756
Depreciation expense	42,581	34,716	86,386	70,338
Operating income	81,221	65,620	154,723	120,602

Other income (expense):
Interest income	19,508	43,609	38,454	92,012
Interest expense	(15,851)	(19,450)	(31,007)	(37,667)
Gain on sale of VUE interests	—	523,487	—	523,487
Equity in income of unconsolidated affiliates	8,103	50,041	17,272	33,355
Other income	8,201	8,686	3,938	8,092
Total other income, net	19,961	606,373	28,657	619,279

Earnings from continuing operations before income taxes and minority interest	101,182	671,993	183,380	739,881
Income tax provision	(42,888)	(262,459)	(77,176)	(303,080)
Minority interest in income of consolidated subsidiaries	794	(818)	671	(1,425)
Earnings from continuing operations	59,088	408,716	106,875	435,376
Gain on sale of EUVIA, net of tax	—	79,648	—	79,648
(Loss) income from discontinued operations, net of tax	(5,280)	133,018	(5,884)	178,570
Earnings before preferred dividends	53,808	621,382	100,991	693,594
Preferred dividends	—	(3,263)	—	(6,526)
Net earnings available to common shareholders	$53,808	$618,119	100,991	$687,068

Earnings per share from continuing operations:
Basic earnings per share	$0.19	$1.26	$0.34	$1.28
Diluted earnings per share	$0.18	$1.17	$0.32	$1.20

Net earnings per share available to common shareholders:
Basic earnings per share	$0.17	$1.92	$0.32	$2.05
Diluted earnings per share	$0.17	$1.77	$0.31	$1.91

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IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	June 30,	December 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,060,666	$987,080
Restricted cash and cash equivalents	32,769	93,561
Marketable securities	1,091,517	1,488,058
Accounts and notes receivable, net	485,989	485,268
Loans held for sale, net	358,098	372,512
Inventories, net	364,734	337,186
Deferred income taxes	86,916	66,691
Other current assets	174,898	163,172
Total current assets	3,655,587	3,993,528

Property, plant and equipment, net	593,476	566,990
Goodwill	7,351,608	7,351,700
Intangible assets, net	1,492,311	1,558,188
Long-term investments	137,348	122,313
Other non-current assets	199,598	325,046
TOTAL ASSETS	$13,429,928	$13,917,765

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Current maturities of long-term obligations and short-term borrowings	$371,461	$375,276
Accounts payable, trade	308,182	326,766
Accounts payable, client accounts	350,420	269,344
Deferred revenue	144,913	123,267
Income taxes payable	475,771	516,940
Other accrued liabilities	551,080	621,404
Total current liabilities	2,201,827	2,232,997

Long-term obligations, net of current maturities	858,063	959,410
Other long-term liabilities	169,400	223,486
Deferred income taxes	1,261,391	1,265,530
Minority interest	14,920	5,514

SHAREHOLDERS’ EQUITY
Preferred stock	—	—
Common stock	406	399
Class B convertible common stock	32	32
Additional paid-in capital	14,506,663	14,341,668
Retained earnings	229,067	128,076
Accumulated other comprehensive income	42,767	26,073
Treasury stock	(5,849,610)	(5,260,422)
Note receivable from key executive for common stock issuance	(4,998)	(4,998)
Total shareholders’ equity	8,924,327	9,230,828
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$13,429,928	$13,917,765

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IAC CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; $ in thousands)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities attributable to continuing operations:
Earnings before preferred dividends	$100,991	$693,594
Less: loss (income) from discontinued operations, net of tax	5,884	(258,218)
Earnings from continuing operations	106,875	435,376
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities attributable to continuing operations:
Depreciation and amortization of intangibles	184,087	154,094
Non-cash compensation expense	52,680	29,003
Amortization of cable distribution fees	41,068	33,781
Amortization of non-cash marketing expense	17,996	—
Deferred income taxes	19,537	(1,048,599)
Excess tax benefits from stock-based awards	—	10,013
Gain on sales of loans held for sale	(116,557)	(73,497)
Gain on sale of VUE interests	—	(523,487)
Equity in income of unconsolidated affiliates, net of dividends	(17,272)	(33,355)
Non-cash interest income	—	(29,127)
Minority interest in income of consolidated subsidiaries	(671)	1,425
Increase in cable distribution fees	(21,772)	(14,850)
Changes in current assets and liabilities:
Accounts and notes receivable	19,958	30,694
Origination of loans held for sale	(4,203,432)	(3,218,173)
Proceeds from sales of loans held for sale	4,334,404	3,070,594
Inventories	(26,249)	(53,039)
Prepaids and other assets	(8,851)	5,776
Accounts payable, income taxes payable and accrued liabilities	(114,623)	1,237,336
Deferred revenue	23,614	28,831
Funds collected by Ticketing on behalf of clients, net	55,095	120,170
Other, net	25,467	(22,497)
Net cash provided by operating activities attributable to continuing operations	371,354	140,469
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(57,881)	(725,988)
Capital expenditures	(118,143)	(117,095)
Purchases of marketable securities	(443,413)	(2,427,211)
Proceeds from sales and maturities of marketable securities	836,917	2,717,188
Decrease (increase) in long-term investments	1,475	(30,619)
Proceeds from sale of VUE interests	—	1,882,291
Proceeds from sale of Euvia	—	183,016
Other, net	2,355	19,026
Net cash provided by investing activities attributable to continuing operations	221,310	1,500,608
Cash flows from financing activities attributable to continuing operations:
Borrowings under warehouse lines of credit	4,136,983	3,162,825
Repayments of warehouse lines of credit	(4,148,560)	(2,945,673)
Principal payments on long-term obligations	(11,720)	(37,252)
Purchase of treasury stock	(583,341)	(1,172,653)
Issuance of common stock, net of withholding taxes	35,521	28,477
Preferred dividends	—	(6,526)
Excess tax benefits from stock-based awards	12,304	—
Other, net	22,269	2,149
Net cash used in financing activities attributable to continuing activities	(536,544)	(968,653)
Total cash provided by continuing operations	56,120	672,424
Net cash (used in) provided by operating activities attributable to discontinued operations	(823)	780,316
Net cash used in investing activities attributable to discontinued operations	(104)	(13,977)
Net cash used in financing activities attributable to discontinued operations	—	(136,401)
Total cash (used in) provided by discontinued operations	(927)	629,938
Effect of exchange rate changes on cash and cash equivalents	18,393	(29,650)
Net increase in cash and cash equivalents	73,586	1,272,712
Cash and cash equivalents at beginning of period	987,080	999,698
Cash and cash equivalents at end of period	$1,060,666	$2,272,410

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RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW FROM CONTINUING OPERATIONS TO FREE CASH FLOW

(unaudited; $ in millions)

	Six Months Ended June 30,
	2006	2005
Net cash provided by operating activities attributable to continuing operations	$371.4	$140.5
(Decrease) increase in warehouse loans payable	(11.6)	217.2
Capital expenditures	(118.1)	(117.1)
Tax payments related to the sale of VUE interests	11.1	—
Preferred dividends paid	—	(6.5)
Free Cash Flow (a)	$252.7	$234.0

(a) In accordance with the Company’s adoption of SFAS 123R, excess tax benefits from stock-based awards, $12.3 million in the first six months of 2006, are included in net cash used in financing activities and therefore not included in Free Cash Flow. Accordingly, amounts presented for operating cash flows and free cash flows for 2006 will be adversely affected in comparison to prior results; however, there is no change in economic substance resulting from this change in reporting classification. Excess tax benefits from stock-based awards in the first six months of 2005 of $10.0 million were included in net cash provided by operating activities and Free Cash Flow.

For the six months ended June 30, 2006, consolidated Free Cash Flow increased by $18.7 million from the prior year period due primarily to higher operating income and non-cash expenses. This increase was partially offset by a smaller contribution from Ticketing client cash, higher cash taxes and lower interest income. Ticketing client cash contributed $55.1 million in the current period, versus $120.2 million in the prior year period. In its determination of Free Cash Flow, IAC includes the change in warehouse loans payable, because the change in loans held for sale is already included in cash provided by operating activities.  IAC excludes tax payments related to the sale of its interests in VUE from Free Cash Flow because the proceeds on the sale were not included in cash provided by operating activities.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(unaudited; $ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Diluted earnings per share	$0.17	$1.77	$0.31	$1.91
GAAP diluted weighted average shares outstanding	324,297	350,178	330,785	363,709
Net earnings available to common shareholders	$53,808	$618,119	$100,991	$687,068
Non-cash compensation expense	28,714	16,774	52,680	29,003
Amortization of non-cash marketing expense	9,532	—	17,996	—
Amortization of intangibles	45,662	41,045	97,701	83,756
Equity in income of VUE	—	(43,126)	—	(21,960)
Net other (income) expense related to fair value adjustment on derivatives	(5,112)	—	236	—
Gain on sale of VUE interests and related effects	2,781	(523,487)	4,705	(523,487)
Gain on sale of EUVIA, net of tax	—	(79,648)	—	(79,648)
Discontinued operations, net of tax	5,280	(133,018)	5,884	(178,570)
Impact of income taxes and minority interest	(32,947)	199,942	(66,435)	180,125
Interest on convertible notes	307	—	610	—
Preferred dividends	—	—	—	—
Adjusted Net Income	$108,025	$96,601	$214,368	$176,287

Adjusted EPS weighted average shares outstanding	332,743	345,806	339,032	358,947

Adjusted EPS	$0.32	$0.28	$0.63	$0.49

GAAP Basic weighted average shares outstanding	311,944	321,858	315,667	335,479
Options, warrants and restricted stock, treasury method	12,353	18,603	15,118	18,513
Conversion of convertible preferred and convertible notes (if applicable)	—	9,717	—	9,717
GAAP Diluted weighted average shares outstanding	324,297	350,178	330,785	363,709
Impact of restricted shares and convertible preferred and notes (if applicable), net	8,446	(4,372)	8,247	(4,762)
Adjusted EPS shares outstanding	332,743	345,806	339,032	358,947

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding as compared with shares outstanding for GAAP purposes, which includes RSUs on a treasury method basis.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP
(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non- cash marketing expense	Amortization of intangibles	Operating income (loss)
Retailing:
U.S.	$60.5	$(1.3)	$—	$(9.3)	$49.9
International	(2.6)	—	—	(0.3)	(2.9)
Total Retailing	57.9	(1.3)	—	(9.6)	47.0
Services:
Ticketing	75.9	—	—	(7.0)	68.9
Lending	14.8	—	—	(5.0)	9.8
Real Estate	(4.6)	—	—	(2.3)	(6.8)
Teleservices	5.6	—	—	—	5.6
Home Services	4.4	(0.2)	—	(0.8)	3.5
Total Services	96.1	(0.1)	—	(15.1)	80.9
Media & Advertising	10.7	—	(9.5)	(12.5)	(11.3)
Membership & Subscriptions:
Vacations	28.9	—	—	(6.3)	22.5
Personals	17.3	—	—	(0.6)	16.6
Discounts	(16.6)	—	—	(1.3)	(17.9)
Total Membership & Subscriptions	29.5	—	—	(8.2)	21.3
Emerging Businesses	(6.6)	—	—	(0.1)	(6.8)
Corporate and other	(22.6)	(27.2)	—	—	(49.8)
Total	$165.1	$(28.7)	$(9.5)	$(45.7)	$81.2
Other income, net					20.0
Earnings from continuing operations before income taxes and minority interest					101.2
Income tax provision					(42.9)
Minority interest in income of consolidated subsidiaries					0.8
Earnings from continuing operations					59.1
Loss from discontinued operations, net of tax					(5.3)
Earnings before preferred dividends					53.8
Preferred dividends					—
Net earnings available to common shareholders					$53.8

(A) Non-cash compensation expense includes $2.1 million, $2.4 million and $24.2 million which are included in cost of sales, selling and marketing expense and general and administrative expenses, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation expense
Retailing:
US		$9.7
International		1.3
Total Retailing		10.9
Services:
Ticketing		9.5
Lending		2.2
Real Estate		0.6
Teleservices		3.8
Home Services		0.4
Total Services		16.5
Media & Advertising		6.7
Membership & Subscriptions:
Vacations		1.9
Personals		1.7
Discounts		1.5
Total Membership & Subscriptions		5.1
Emerging Businesses		0.6
Corporate and other		2.8
Total Depreciation expense		$42.6

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the six months ended June 30, 2006
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non- cash marketing expense	Amortization of intangibles	Operating income (loss)

Retailing:
U.S.	$119.5	$(2.2)	$—	$(24.8)	$92.5
International	0.0	—	—	(0.7)	(0.6)
Total Retailing	119.5	(2.2)	—	(25.5)	91.9
Services:
Ticketing	141.7	—	—	(13.9)	127.8
Lending	27.7	1.2	—	(10.0)	18.8
Real Estate	(9.6)	0.6	—	(4.5)	(13.6)
Teleservices	10.6	-	—	—	10.6
Home Services	7.6	(0.3)	—	(1.6)	5.7
Total Services	177.9	1.5	—	(30.1)	149.3
Media & Advertising	22.3	—	(15.0)	(25.1)	(17.8)
Membership & Subscriptions:
Vacations	65.3	—	—	(12.6)	52.7
Personals	23.2	—	(3.0)	(1.6)	18.6
Discounts	(30.3)	—	—	(2.6)	(32.9)
Total Membership & Subscriptions	58.2	—	(3.0)	(16.8)	38.4
Emerging Businesses	(12.5)	(0.1)	—	(0.3)	(12.9)
Corporate and other	(42.3)	(51.9)	—	—	(94.2)
Total	$323.1	$(52.7)	$(18.0)	$(97.7)	$154.7
Other income, net					28.7
Earnings from continuing operations before income taxes and minority interest					183.4
Income tax provision					(77.2)
Minority interest in income of consolidated subsidiaries					0.7
Earnings from continuing operations					106.9
Loss from discontinued operations, net of tax					(5.9)
Earnings before preferred dividends					101.0
Preferred dividends					—
Net earnings available to common shareholders					$101.0

(A) Non-cash compensation expense includes $4.1 million, $4.5 million, $44.0 million and $0.1 million which are included in cost of sales, selling and marketing expense, general and administrative expenses and other operating expense, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation expense
Retailing:
US		$20.2
International		2.4
Total Retailing		22.6
Services:
Ticketing		19.1
Lending		5.0
Real Estate		1.3
Teleservices		7.5
Home Services		0.7
Total Services		33.6
Media & Advertising		13.4
Membership & Subscriptions:
Vacations		4.0
Personals		3.5
Discounts		2.8
Total Membership & Subscriptions		10.2
Emerging Businesses		1.0
Corporate and other		5.6
Total Depreciation expense		$86.4

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the three months ended June 30, 2005
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non- cash marketing expense	Amortization of intangibles	Operating income (loss)

Retailing:
U.S.	$59.0	$—	$—	$(15.5)	$43.5
International	(0.3)	—	—	(0.3)	(0.6)
Total Retailing	58.7	—	—	(15.8)	42.9
Services:
Ticketing	62.7	—	—	(7.4)	55.3
Lending	20.9	(0.5)	—	(4.8)	15.6
Real Estate	(5.9)	(0.2)	—	(3.3)	(9.4)
Teleservices	2.4	—	—	—	2.4
Home Services	3.6	(0.2)	—	(0.7)	2.7
Total Services	83.7	(0.9)	—	(16.2)	66.6
Media & Advertising	1.9	—	—	(0.1)	1.8
Membership & Subscriptions:
Vacations	25.8	—	—	(6.3)	19.5
Personals	10.4	—	—	(0.9)	9.5
Discounts	(12.7)	—	—	(1.6)	(14.3)
Total Membership & Subscriptions	23.6	—	—	(8.8)	14.7
Emerging Businesses	(4.4)	(0.1)	—	(0.1)	(4.7)
Corporate and other	(40.1)	(15.8)	—	—	(55.8)
Total	$123.4	$(16.8)	$—	$(41.0)	$65.6
Other income, net					606.4
Earnings from continuing operations before income taxes and minority interest					672.0
Income tax provision					(262.5)
Minority interest in income of consolidated subsidiaries					(0.8)
Earnings from continuing operations					408.7
Gain on sale of EUVIA, net of tax					79.6
Income from discontinued operations, net of tax					133.0
Earnings before preferred dividends					621.4
Preferred dividends					(3.3)
Net earnings available to common shareholders					$618.1

(A) Non-cash compensation expense includes $0.9 million, $1.0 million and $14.9 million which are included in cost of sales, selling and marketing expense and general and administrative expenses, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation expense
Retailing:
US		$10.3
International		1.9
Total Retailing		12.2
Services:
Ticketing		9.5
Lending		1.3
Real Estate		0.3
Teleservices		3.7
Home Services		0.2
Total Services		15.0
Media & Advertising		0.9
Membership & Subscriptions:
Vacations		1.7
Personals		1.9
Discounts		1.2
Total Membership & Subscriptions		4.7
Emerging Businesses		0.1
Corporate and other		1.8
Total Depreciation expense		$34.7

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC RECONCILIATION OF DETAILED SEGMENT RESULTS TO GAAP

(unaudited; $ in millions; rounding differences may occur)

	For the six months ended June 30, 2005
	Operating Income Before Amortization	Non-cash compensation expense (A)	Amortization of non- cash marketing expense	Amortization of intangibles	Operating income (loss)

Retailing:
U.S.	$115.5	$—	$—	$(28.7)	$86.8
International	2.5	—	—	(0.7)	1.9
Total Retailing	118.0	—	—	(29.4)	88.7
Services:
Ticketing	109.7	—	—	(14.4)	95.3
Lending	36.2	(1.0)	—	(13.9)	21.4
Real Estate	(11.4)	(0.5)	—	(6.5)	(18.5)
Teleservices	6.6	—	—	—	6.6
Home Services	5.6	1.0	—	(1.5)	5.2
Total Services	146.7	(0.4)	—	(36.2)	110.0
Media & Advertising	1.0	—	—	(0.1)	0.9
Membership & Subscriptions:
Vacations	58.9	—	—	(12.6)	46.3
Personals	15.9	—	—	(1.9)	13.9
Discounts	(24.7)	—	—	(3.3)	(27.9)
Total Membership & Subscriptions	50.1	—	—	(17.8)	32.3
Emerging Businesses	(8.4)	(0.1)	—	(0.2)	(8.8)
Corporate and other	(74.1)	(28.4)	—	—	(102.5)
Total	$233.4	$(29.0)	$—	$(83.8)	$120.6
Other income, net					619.3
Earnings from continuing operations before income taxes and minority interest					739.9
Income tax provision					(303.1)
Minority interest in income of consolidated subsidiaries					(1.4)
Earnings from continuing operations					435.4
Gain on sale of EUVIA, net of tax					79.6
Income from discontinued operations, net of tax					178.6
Earnings before preferred dividends					693.6
Preferred dividends					(6.5)
Net earnings available to common shareholders					$687.1

(A) Non-cash compensation expense includes $2.1 million, $1.7 million and $25.2 million which are included in cost of sales, selling and marketing expense and general and administrative expenses, respectively, in the accompanying consolidated statement of operations.

Supplemental: Depreciation expense
Retailing:
US		$20.5
International		4.3
Total Retailing		24.8
Services:
Ticketing		18.3
Lending		2.4
Real Estate		0.5
Teleservices		7.5
Home Services		0.4
Total Services		29.1
Media & Advertising		2.1
Membership & Subscriptions:
Vacations		3.5
Personals		4.8
Discounts		2.3
Total Membership & Subscriptions		10.6
Emerging Businesses		0.1
Corporate and other		3.6
Total Depreciation expense		$70.3

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP. These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures contained in this release and which we discuss below.

Definitions of Non-GAAP Measures

Operating Income Before Amortization is defined as operating income excluding, if applicable: (1) non-cash compensation expense and amortization of non-cash marketing expense, (2) amortization of intangibles and goodwill impairment, (3) pro forma adjustments for significant acquisitions, and (4) one-time items.  We believe this measure is useful to investors because it represents the consolidated operating results from IAC’s segments, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of any other non-cash expenses. Operating Income Before Amortization has certain limitations in that it does not take into account the impact to IAC’s statement of operations of certain expenses, including non-cash compensation, non-cash marketing expense, and acquisition-related accounting.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net income available to common shareholders excluding, net of tax effects and minority interest, (1) non-cash compensation expense and amortization of non-cash marketing expense, (2) amortization of intangibles and goodwill impairment, if applicable, (3) pro forma adjustments for significant acquisitions, if applicable, (4) equity income or loss from IAC’s 5.44% interest in VUE and gain on the sale of IAC’s interest in VUE, (5) non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off as a result of both IAC and Expedia shares being issuable upon the conversion of the Ask Convertible Notes and the exercise of certain IAC warrants, (6) one-time items, if applicable and (7) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes.  We include dilution from options and warrants per the treasury stock method and include all restricted shares and restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS.  This differs from the GAAP method for including RSUs, which treats them on a treasury method basis.  In addition, convertible instruments are assumed to be converted in determining shares outstanding for Adjusted EPS, if the effect is dilutive.  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Operating Income Before Amortization, and in addition Adjusted Net Income and Adjusted EPS do not account for IAC’s former passive ownership in VUE.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

Free Cash Flow is defined as net cash provided by operating activities, including preferred dividends received from VUE, less capital expenditures and preferred dividends paid by IAC. For purposes of Free Cash Flow, we also include changes in warehouse loans payable in Lending due to the close connection that exists with changes in loans held by sale which are included in cash provided by operations. In addition, Free Cash Flow excludes the tax payments related to the sale of IAC’s interests in VUE due to the exclusion of the proceeds on the sale from cash provided by operating activities. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Pro Forma Results

We will only present Operating Income Before Amortization, Adjusted Net Income and Adjusted EPS on a pro forma basis if we view a particular transaction as significant in size or transformational in nature. For the periods presented in this release, there are no transactions that we have included on a pro forma basis.

One-Time Items

Operating Income Before Amortization and Adjusted Net Income are presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. GAAP results include one-time items. For the periods presented in this release, there are no adjustments for any one-time items.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding which, for restricted stock units and stock options, are included on a treasury method basis.  We view the true cost of our restricted stock units as the dilution to our share base, and as such all units are included in our shares outstanding for Adjusted EPS purposes.

Amortization of non-cash marketing expense consists of non-cash advertising secured from Universal Television as part of the transaction pursuant to which VUE was created, and the subsequent transaction by which IAC sold its partnership interests in VUE (collectively referred to as “NBC Universal Advertising”). The NBC Universal Advertising is available for television advertising on various NBC Universal network and cable channels without any cash cost.

The NBC Universal Advertising is excluded from Operating Income Before Amortization and Adjusted Net Income because it is non-cash and generally is incremental to the advertising the Company otherwise secures as a result of its ordinary cost/benefit marketing planning process.  Accordingly, the Company’s aggregate level of advertising, and the increased concentration of that advertising on NBC Universal network and cable channels, does not reflect what our advertising effort would otherwise be without these credits, which will expire on September 30, 2008 if not exhausted before then.  As a result, management believes that treating the NBC Universal Advertising as an expense does not appropriately reflect its true cost/benefit relationship, nor does it best reflect the Company’s long-term level of advertising expenditures.  Nonetheless, while the benefits directly attributable to television advertising are always difficult to determine, and especially so with respect to the NBC Universal Advertising due to its incrementality and heavy concentration, it is likely that the Company does derive benefits from it, though management believes such benefits are generally less than those received through its regular advertising for the reasons stated above.  Operating Income Before Amortization and Adjusted Net Income therefore have the limitation of including those benefits while excluding the associated expense.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as supplier contracts and customer relationships, are valued and amortized over their estimated lives. While it is likely that we will have significant intangible amortization expense as we continue to acquire companies, we believe that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Equity income or loss from IAC’s 5.44% common interest in VUE is excluded from Adjusted Net Income and Adjusted EPS because IAC has no operating control over VUE, has no way to forecast this business, and does not consider the results of VUE in evaluating the performance of IAC’s businesses.  The gain from the sale in June 2005 of IAC’s interests in VUE and related effects are excluded from Adjusted Net Income and Adjusted EPS for similar reasons.

Non-cash income or expense reflecting changes in the fair value of the derivatives created in the Expedia spin-off is excluded from Adjusted Net Income and Adjusted EPS because the obligations underlying these derivatives, which relate to the Ask Convertible Notes and certain IAC warrants, are expected to ultimately be settled in shares of IAC common stock and Expedia common stock, and not in cash.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes. In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events. We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Operating Income Before Amortization and Adjusted EPS.  In addition, because Free Cash Flow is subject to timing, seasonality and one-time events, we believe it is not appropriate to annualize quarterly Free Cash Flow results.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call to be held at 11:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements relating to IAC’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.  These forward-looking statements are based on management’s current expectations and assumptions, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in economic conditions generally or in any of the markets or industries in which IAC’s businesses operate, changes in senior management at IAC and/or its businesses, the rate of growth of the Internet, the e-commerce industry and broadband access, the rate of online migration in the various markets and industries in which IAC’s businesses operate, technological changes, regulatory changes, changes in the interest rate environment or a slowdown in the domestic housing market, effectiveness of hedging activities, consumer acceptance of new products and services, changes in the advertising market and the ability of IAC to expand successfully in international markets. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors also could have a material adverse effect on IAC’s business, financial condition and results of operations. In light of these risks and uncertainties, these forward-looking statements may not occur. Accordingly, readers should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release. IAC does not undertake to update these forward-looking statements.

About IAC/InterActiveCorp

IAC operates leading and diversified businesses in sectors being transformed by the internet, online and offline... our mission is to harness the power of interactivity to make daily life easier and more productive for people all over the world. To view a full list of the companies of IAC please visit our website at http://iac.com

Contact Us

IAC Investor Relations
Roger Clark / Eoin Ryan
(212) 314-7400

IAC Corporate Communications
Andrea Riggs / Martha Negin
(212) 314-7280 / 7253

IAC/InterActiveCorp
152 West 57th Street, 42nd Floor New York, NY 10019  212.314.7300 Fax 212.314.7309  http://iac.com

*    *    *

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT